Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information
David Gandrud
Director of Marketing, Hospitality
David.Gandrud@softbrands.com
612 851 1518

Susan Eich
Investor Relations
susan.eich@softbrands.com
612 851 6205

SOFTBRANDS COMPLETES ACQUISITION OF

HOTEL INFORMATION SYSTEMS

MINNEAPOLIS – Aug. 15, 2006 – SoftBrands, Inc. (AMEX:SBN), a global supplier of enterprise application software, has completed its acquisition of MAI Systems Corporation and its subsidiary Hotel Information Systems (HIS).

SoftBrands has completed its financing and has executed a credit agreement providing $21 million to finance the acquisition under a term loan maturing in seven years.  The principal amount of the term loan is repayable in 78 equal monthly installments, commencing March 2007.  The Credit Agreement also provides for a revolving line of credit under which SoftBrands may borrow up to $9 million, subject to certain conditions.  Borrowings bear interest, payable monthly, ranging from 1.0% to 1.75% over the lenders’ prime rate, or from 2.0% to 2.75% over the London Inter Bank Offered Rate, depending on certain levels of earnings of SoftBrands for the twelve months preceding the monthly calculation date.

SoftBrands also closed on the sale of 5,000 shares of its Series D Convertible Preferred Stock and warrants to purchase 333,333 shares of common stock for gross proceeds of $5 million.  An additional 1,673 shares of Series D Stock and warrants to purchase 111,534 shares of common stock for gross proceeds of $1.7 million may be purchased by certain current shareholders through early September 2006.  The warrants are priced at $1.84 per share. The Series D Stock carries an 8% dividend and converts to common stock at a price of $1.67 per share.

As a condition to such sale, SoftBrands also exchanged 18,000 shares of its Series C Convertible Preferred Stock on a share-for-share basis, with 18,000 shares of Series C-1 Convertible Preferred Stock on substantially the same terms as the Series C Stock with the exception of a dividend rate of 8%.

SoftBrands

Two Meridian Crossings, Suite 800, Minneapolis, Minnesota 55423

Tel: +1 612 851 1500 Fax +1 612 851 1560

www.softbrands.com

Hotel Information Systems, the makers of the epitome™ hotel property management systems and core central reservations system, serves more than 2,300 hotel properties, primarily in the Americas and Asia.

About SoftBrands

SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide.  The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 60 countries actively using its manufacturing and hospitality products. SoftBrands, which has nearly 900 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa.  Additional information can be found at www.softbrands.com.

Forward-Looking Statements

This document contains forward-looking statements with respect to the above transaction and the combination of the two companies, and these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth herein.  These include, without limitation: the potential inability to retain key personnel; ongoing relations between the two companies and their suppliers, customers and other parties; risks associated with acquisitions generally; and other risks and uncertainties as may be detailed from time to time in public announcements and SEC filings.  This document contains forward-looking statements within the meaning of the federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by the cautionary statements contained herein. SoftBrands does not update forward-looking statements and expressly disclaims any obligation to do so.

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